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                                                              EXHIBIT (6)(6)(ii)

                          DIRECTOR'S OPTION AGREEMENT


THIS AGREEMENT IS MADE AS OF THE 22ND DAY OF AUGUST, 1997 (THE "AGREEMENT
DATE").


BETWEEN:

          GLOBAL ELECTION SYSTEMS INC. a company duly incorporated under the laws of the Province of British Columbia, having a place of business at 1562 Rand Avenue, Vancouver, British Columbia, V6P 3G2;

          (the "Company")

AND:

          HOWARD VAN PELT of 1611 Wilmeth, McKinney, Texas, 75069-8250;

          (the "Director")

WHEREAS the Director is a director of the Company and the Company would like to grant to the Director an option to purchase common shares of the Company on the terms and conditions contained herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the covenants and agreements herein contained the parties hereto covenant and agree (the "Agreement") as follows:

1. From and including the Agreement Date through to and including August 22, 2002 (the "Termination Date"), the Director shall have and be entitled to and the Company hereby grants to the Director an option (the "Option") to purchase all or any portion of 50,000 common shares without par value in the capital stock of the Company from treasury at the price of $1.25 per share.

2. Subject to the terms of this Agreement, the right to take up shares pursuant to the Option is exercisable by the Director giving notice in writing to the Company accompanied by a cheque, certified if so required by the Company, for the full amount of the purchase price of the shares then being purchased. Provided such written notice and payment are received by the Company prior to 5:00 p.m. local time on the Termination Date at its address first above written, the Company covenants and agrees to issue and deliver to the Director, forthwith thereafter, a share certificate for the number of shares so purchased registered in the Director's name.

3. This is an Option and does not impose upon the Director any obligation to take up and pay for any of the shares under Option.
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4.        The Option shall not be assignable or transferable by the Director otherwise than by Will or the law of intestacy and the Option may be exercised during the lifetime of the Director only by the Director him or herself, as the case may be.

5. This Option shall terminate 30 days after the Director ceases to be a director of the Company save and except where the Director ceases to be a director of the Company as a result of:

     (a) ceasing to meet the qualifications set forth in section 114 of the Company Act (British Columbia) ("Company Act");

     (b) a special resolution passed by the members of the Company pursuant to subsection 130(3) of the Company Act; or

     (c) by order of either of the Executive Director for British Columbia or Ontario, B.C. Securities Commission, Ontario Securities Commission, Toronto Stock Exchange or any securities regulatory body having jurisdiction to so order, in which case the Option shall terminate on the date the Director ceases to be a director of the Company.

6. If the Director should die while still a director of the Company, the Option may then be exercised by the Director's legal heirs or personal representatives to the same extent as if the Director were alive and a director of the Company for a period of one year after the Director's death but only for such shares as the Director would have been entitled to purchase pursuant to the Option at the date of the Director's death.

7. This Agreement and any amendments hereto are subject to the acceptance of the Toronto Stock Exchange and to the approval of the members of the Company. In the event acceptance by the Toronto Stock Exchange of this Agreement is not obtained within 60 days of the Agreement Date, this Agreement shall be null and void and of no further force and effect.

8. In the event of any subdivision, consolidation or other change in the share capital of the Company while any portion of the Option is outstanding, the number of shares under option to the Director and the exercise price thereof shall be adjusted in accordance with such subdivision, consolidation or other change in the share capital of the Company.

9. In the event that the Company undertakes an amalgamation, merger, reorganization or other arrangement while any portion of the Option is outstanding, the number of shares under option to the Director and the exercise price thereof shall be adjusted in accordance with such amalgamation, merger, reorganization or other arrangement.




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10.       The Company hereby covenants and agrees to and with the Director that it will reserve in its treasury sufficient shares to permit the issuance and allotment of shares to the Director in the event the Director exercises the Option.


IN WITNESS WHEREOF the parties have hereunto caused these presents to be executed effective as of the day and year first above written.



THE CORPORATE SEAL of GLOBAL            )
ELECTION SYSTEMS INC. was hereunto      )
affixed in the presence of:             )
                                        )
/s/ HOWARD T. VAN PELT                  )              c/s
--------------------------------------- )
          President
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SIGNED, SEALED & DELIVERED              )
by HOWARD VAN PELT                      )
in the presence of:                     )
                                        )    /s/ HOWARD T. VAN PELT
--------------------------------------- )    ------------------------------
Signature of Witness                    )    HOWARD VAN PELT
                                        )
Name: /s/ CYNTHIA MARSHALL              )
     ---------------------------------- )
Address: 841 B Dublin Dr.               )
        ------------------------------- )
         Richardson, TX 75080           )
--------------------------------------- )
Occupation: Bookkeeper                  )
           ---------------------------- )





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